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                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                  -------------------------------------

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


Date of Report  (Date of earliest event reported): June 17, 1997

                             TCSI Corporation
          (Exact name of registrant as specified in its charter)

         Nevada                    0-19377                 68-0140975
(State of incorporation)         (Commission             (IRS Employer
                                 File Number)          Identification No.)

1080 Marina Village Parkway, Alameda, California             94501
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:  (510) 749-8500

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Item 5.  Other Events.

         On June 17, 1997, TCSI Corporation issued a press release, a copy of which is filed herewith as Exhibit 28.

                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             TCSI Corporation

By: /s/Paul A. Farmer
    -----------------
Paul A. Farmer
Chief Financial Officer

Date: June 17, 1997

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                            INDEX TO EXHIBITS

28.  Press Release, dated June 17, 1997

TCSI ANNOUNCES MANAGEMENT CHANGES

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For additional information contact:

TCSI CORPORATION
Investor Inquiries
Leigh Salvo - (510) 749-8653

ALAMEDA, CALIFORNIA - June 17, 1997 - TCSI Corporation (Nasdaq: TCSI), a global provider of software to the telecom industry, today announced that Roger A. Strauch, chairman of the board and chief executive officer, has resigned from the board and the Company effective June 30, 1997. Dan Miller, a board member, has also resigned from the board effective the same date. Strauch and Miller, co-founders of TCSI, intend to devote their attention to forming an independent venture firm.

Dr. Ram Banin, TCSI's president and chief operating officer, has been appointed chief executive officer and president by the board of directors effective July 1, 1997. He has also been elected to serve on TCSI's board of directors. "During more than five years of service to the Company, Dr. Banin has made significant contributions to the growth of TCSI as a supplier of network and service management software to the telecommunications industry. I wish him great success in his new role," said Strauch.

"I joined TCSI because of the strong foundation the Company has established as an experienced and trusted telecom software vendor," said Banin. "I want to thank Roger and Dan for the many years of service and the contributions they made in building TCSI."

ABOUT TCSI CORPORATION
TCSI is a leading provider of integrated software products and services for the global telecom industry. A recognized innovator in object-oriented technology, TCSI products and services enable telecom service providers and equipment manufacturers to rapidly meet the growing demand for integrated and automated management of a wide range of networks and services. TCSI serves its customers in offices throughout North America, Europe, and the Pacific Rim.

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